UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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MASTEC, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
(305) 599-1800
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
To our shareholders:
The 2006 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 18, 2006 at 9:30 a.m., local time, at the Douglas Entrance Annex Building, 3rd Floor Archroom, located at 800 S. Douglas Road, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:
1.	The election of Ernst N. Csiszar to serve as a Class I director to serve until the 2008 Annual Meeting of Shareholders; and the election of Carlos M. de Cespedes, Austin J. Shanfelter and John Van Heuvelen as Class II directors to serve until the 2009 Annual Meeting of Shareholders; and
2.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.
The election proposal is discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on April 5, 2006 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.
All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure that your shares are represented at the meeting in case you are not personally present, you are requested to mark, sign, date, and return the enclosed proxy card as promptly as possible in the envelope provided. Return of the proxy card will not prevent you from voting in person at the meeting should you decide to do so. As an alternative, all shareholders are encouraged to vote by telephone or online and enroll for electronic delivery of future proxy and other materials. Please go to www.mastec.com under Investor Relations or follow the instructions accompanying your proxy card for more information and enrollment.
By Order of the Board of Directors,

Austin J. Shanfelter, President and Chief Executive Officer
Coral Gables, Florida
April 14, 2006
We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting as described in the proxy statement.

April 14, 2006
PROXY STATEMENT
2006 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.
QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING
Why did I receive this proxy?
The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2006 Annual Meeting of Shareholders of MasTec to be held at Douglas Entrance Annex Building, 3rd Floor Archroom, 800 S. Douglas Road, Coral Gables, Florida 33134, on Thursday, May 18, 2006, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.
When was this proxy statement mailed?
This Proxy Statement, the enclosed proxy card and the Form 10-K containing the financial statements for the year ended December 31, 2005 are first being mailed or transmitted electronically on or about April 14, 2006 to shareholders of record at the close of business on April 5, 2006.
Who is entitled to vote?
Only holders of record of shares of our common stock at the close of business on April 5, 2006, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, 64,563,868 shares of common stock were outstanding and eligible to be voted at the Annual Meeting and there 2,045 record shareholders.
What is the quorum for the meeting?
The presence, in person or by proxy, of a majority of the shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.
How many votes do I have?
The securities that can be voted at the Annual Meeting are our common stock, with each share entitling its owner to one vote on all matters brought before the Annual Meeting.
How do I vote?
If you are not present in person at the Annual Meeting, your shares can be voted only if represented by proxy or if you vote telephonically or online. The shares represented by your proxy will be voted in accordance with your instructions only if you properly complete, sign and return the accompanying proxy card to our Secretary prior to the Annual Meeting or vote your ballot telephonically or online.

Shareholders are eligible to vote electronically through the Internet or by telephone. Please go to www.mastec.com under Investor Relations or follow the instructions accompanying your proxy card for more information on voting by telephone or online and registering to receive future proxy and other materials online.
Shareholders not wishing to vote telephonically or electronically through the Internet or whose proxy card does not reference telephone or online voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via telephone or online does not affect the right to vote in person at the Annual Meeting. For voting your shares held by a broker and/or held in a 401(K) Retirement Plan, see below.
How do I vote my shares that are held by my broker?
If you hold shares of our common stock in street name and wish to vote in person at the meeting, you must present a recent proxy validating your ownership of the shares of common stock you intend to vote from your bank, broker or other nominee that holds as of the record date your shares of common stock. You will also need proof of identity for entrance to the meeting.
How do I vote my shares that are held in my 401(K) Retirement Plan?
Separate proxy cards are being transmitted to all persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”). These proxy cards appoint Investors Bank & Trust, which acts as Trustee for the 401(k) Plan, to vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon. In the event no proxy card is received from a participant or beneficiary or a proxy card is received without instructions, or in the event shares are not yet allocated to any participant’s account, the Trustee will vote the shares of stock of the participant and any unallocated shares “FOR” the four nominees for director. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee as proxy will vote upon such matters according to its judgment.
Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed proxy card bearing a later date or by giving written notice to ADP Investor Communication Services, Plan Tabular, at the following address: ADP Investor Communication Services, Attention: Tabulation Department, 51 Mercedes Way, Edgewood, NY 11717. Under the terms of the 401(k) Plan, the Trustee is required to vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.
What am I voting on?
At the Annual Meeting, our shareholders will be asked to vote on the following proposals:
•	The election of one director to serve as a Class I Director until the 2008 Annual Meeting of Shareholders and the election of three directors to serve as Class II Directors until the 2009 Annual Meeting of Shareholders; and

•	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.
What vote is required to elect directors at the Annual Meeting?
If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the four nominees who receive the most affirmative votes will be elected to the Board of Directors. In voting to elect nominees to the Board of Directors, shareholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

As of April 5, 2006 (the record date for the Annual Meeting), our directors and executive officers beneficially owned or controlled approximately 24,341,387 shares of our common stock (3,353,433 of which are shares beneficially owned through options exercisable within 60 days), constituting approximately 35.84% of the outstanding common stock. We believe that these holders will vote their shares of common stock in favor of the nominees for directors. Therefore, the presence of a quorum and the election of the director nominees are reasonably assured.
How are abstentions and broker non-votes treated?
Pursuant to Florida law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors. Therefore, brokerage firms may vote such shares to approve the election of the director nominees.
Will there be any other items of business on the agenda?
The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with recommendation of the Board of Directors.
What happens if I return my proxy card without voting?
When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction, the proxy will be voted to elect the director nominees listed in “Proposal No. 1 - Election of Directors” and in accordance with the recommendation of the Board of Directors on all other matters that may properly come before the Annual Meeting.
Can I change my vote after I have voted?
A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by:
•	written notice delivered to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134,

•	executing and delivering to our Corporate Secretary a proxy with a later date,

•	attending the Annual Meeting and voting in person, or

•	submitting a telephonic or electronic vote with a later date.
With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.
Will anyone contact me regarding this vote?
No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held as of the record date by them.
Who has paid for this proxy solicitation?
All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement, will be borne by MasTec.
How do I obtain a list of MasTec’s shareholders?
A list of MasTec’s shareholders as of April 5, 2006, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period prior to the Annual Meeting.
How do I submit a proposal for the 2007 Annual Meeting?
Under our bylaws, MasTec must receive any proposal of an eligible shareholder intended to be presented at the 2007 Annual Meeting of Shareholders of MasTec, including any nomination proposal, on or before January 18, 2007, for the proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after January 18, 2007 of an intent to present a proposal at MasTec’s 2007 Annual Meeting of Shareholders, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.
Since more than one shareholder lives at this address, why did we only receive one set of proxy materials?
Unless contrary instructions are received, MasTec may send a single copy of the Annual Report, Proxy Statement and Notice of Annual Meeting to any household at which two or more shareholders reside if MasTec believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by MasTec.
If you would like to receive a separate set of MasTec’s annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:
1.	If your shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling them at 1(800) 937-5449 or by writing to them at American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York, 10038.

2.	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors has nominated Ernst N. Csiszar to stand for election as a Class I director at the Annual Meeting, to hold office until the 2008 Annual Meeting and until his successor is elected and qualified and each of Carlos M. de Cespedes, Austin J. Shanfelter and John Van Heuvelen to stand for election as Class II directors at the Annual Meeting, to hold office until the 2009 Annual Meeting and until their respective successors are elected and qualified. All of the director nominees are incumbent directors except for Mr. Csiszar who was selected by the Board of Directors on October 10, 2005 to fill a newly created board seat on MasTec’s Board of Directors for a term ending on the date of the Annual Meeting. The Board of Directors currently is composed of ten directors elected in three classes, with four Class I, three Class II, and three Class III directors. Directors in each class hold office for three-year terms, except for Mr. Csiszar, who if elected at the Annual Meeting, will only hold office for a two-year term. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class II directors expire at the Annual Meeting. If elected, the nominees for Class II directors will serve until the 2009 Annual Meeting of Shareholders. The terms of the Class III directors expire at the 2007 Annual Meeting of Shareholders and the terms of the Class I directors expire at the 2008 Annual Meeting of Shareholders.
Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.
The Board of Directors recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the election of each of the nominees for election as a Class I or Class II director named above.
Information as to Nominees and Other Directors
Nominee for Class I Director
Ernst N. Csiszar, 55, joined our Board of Directors in October 2005. Since October 2004, Mr. Csiszar has been President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1999 to August 2004 and also served as president of the National Association of Insurance Commissioners. Mr. Csiszar also served as the president and chief executive officer of Seibels Bruce Group, Inc. of Columbia, S.C. from 1995 to 1998. Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as managing co-director of the European investment banking firm, Holborn Holdings Corporation, in Geneva, Switzerland. Mr. Csiszar earned a Bachelor of Arts degree in 1971 and a Bachelor of Laws degree in 1974 from the University of Windsor in Ontario, Canada.
Nominees for Class II Directors
Carlos M. de Cespedes, 56, joined our Board of Directors in September 2004. Mr. de Cespedes is Chairman and Chief Executive Officer of Pharmed Group Holdings of Miami. In 1980, Mr. de Cespedes co-founded Pharmed with his brother, Jorge, and it has grown under their leadership to be the largest minority-owned distributor of medical, surgical, and rehabilitative supplies in the United States. Mr. de Cespedes has been actively involved in numerous charitable and community organizations, including the Board of Directors for Florida International University. Mr. de Cespedes currently serves as commissioner of the White House Fellowship and as a board member for Students in Free Enterprise (SIFE).
Austin J. Shanfelter, 48, has been our Chief Executive Officer and President and a member of our Board of Directors since August 2001. From February 2000 until August 2001, Mr. Shanfelter was our Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of our service operations from January 1997. Mr. Shanfelter also served as acting Chief Accounting Officer in connection with the filing of our Annual Report on Form 10-K for the year ended December 31, 2003. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Board of Directors of the Power and Communications Contractors Association (PCCA), an industry trade group since 1990, and is presently serving as President of the Association through February 2007. Since 1982, Mr. Shanfelter has also been a member of the Society of Cable Television Engineers and was inducted into the Cable TV Pioneers in 2003. He is an active alumnus of Lock Haven University and serves on the Touching Tomorrow Today Committee.

John Van Heuvelen, 59, has been a member of our Board of Directors since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private equity investor based in Denver, Colorado. His investment activities have included private telecom and technology firms, where he still remains active. Mr. Van Heuvelen is a director of Lifeline Therapeutics, Inc.
Class I Directors
Jorge Mas, 43, has been Chairman of our Board of Directors since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of Jose R. Mas.
Jose R. Mas, 34, has been a member of our Board of Directors since August 2001. Mr. Mas has been our Vice Chairman and Executive Vice President — Business Development since August 2001. Mr. Mas has served in a number of capacities at the operating level with us since 1991, most recently as President of one of our service offerings from May 1999 to August 2001. Mr. Mas is the brother of Jorge Mas, MasTec’s Chairman of the Board.
Julia L. Johnson, 43, has been a member of our Board of Directors since February 2002. Ms. Johnson is President and Founder of NetCommunications, LLC, a strategy consulting firm specializing in the energy, telecommunications and information technology public policy arenas, since 2000; and was formerly Sr. Vice President-Communications & Marketing for Military Commercial Technologies, Inc. (MILCOM). Ms. Johnson served as Commission Chairman (1997-1999) and Commissioner (1992-1997) for the Florida Public Service Commission. Ms. Johnson serves on the boards of directors of Allegheny Energy Inc. (NYSE: AYE), an electric utility holding company and NorthWestern Corporation (NASDAQ: NWEC), an electric and natural gas utility.
Class III Directors
Robert J. Dwyer, 62, joined our Board of Directors in October 2004. Mr. Dwyer retired in 1999. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. Mr. Dwyer currently is an advisor to Morgan Stanley and Co. and is a private equity investor. He currently serves as a director of the Bank of New York Ivy Multi-Strategy Hedge Fund where he serves on the Audit Committee. Mr. Dwyer has numerous charitable and civic interests.
Frank E. Jaumot, 49, joined our Board of Directors in September 2004. Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, P.A since 1991. From 1979 to 1991, Mr. Jaumot was associated with Deloitte and Touche. Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He also is a member of the Board of Directors for Junior Achievement of South Florida, Inc.
Jose S. Sorzano, 65, has been a member of our Board of Directors since October 1994. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, a former director of Ultra Scan Corp., a privately held biometric company, and a former director for CIPE, the Center for International Private Enterprise. Mr. Sorzano was also Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; and Ambassador and U.S. Deputy Representative to the United Nations from 1981 to 1985.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS
Board and Committee Meetings
The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Independent Committee. The Board and its committees also act by written consent. During 2005, the Board of Directors met on five occasions. During 2005, each of the current directors attended at least 90% of the Board meetings and the meetings of each committee on which such director serves.
The Executive Committee is composed of Jorge Mas, who serves as Chairman, Julia L. Johnson, Austin J. Shanfelter and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board of Directors when action is required between full Board meetings. During 2005, the Executive Committee met on two occasions.
The Audit Committee is composed of John Van Heuvelen, who is currently serving as its Chairman, Ernst N. Csiszar and Frank E. Jaumot. Julia L. Johnson served on the Audit Committee until November 21, 2005. The Board of Directors, in the exercise of its reasonable business judgment, has determined that (i) John Van Heuvelen and Frank E. Jaumot qualify as “audit committee financial expert(s),” (ii) each member of the Audit Committee is financially literate, and (iii) each member of the Audit Committee is independent, under applicable New York Stock Exchange and SEC rules and regulations. The Audit Committee assists the Board of Directors in overseeing MasTec’s financial reporting and legal and regulatory compliance program. The Audit Committee also is required to approve all audit and non-audit services provided by our independent registered public accounting firm, including the scope of and fees paid to our independent registered public accounting firm. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter, which was amended as of March 2006, is attached hereto as Appendix A to this proxy statement. During 2005, the Audit Committee met on eighteen occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.
The Compensation Committee is composed of Jose S. Sorzano, who currently serves as Chairman, Carlos M. de Cespedes, Robert J. Dwyer and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Compensation Committee is charged with discharging the Board of Director’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to MasTec’s Chief Executive Officer’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. During 2005, the Compensation Committee met on six occasions. Please refer to the section entitled “Compensation Committee Report on Executive Compensation” for further information regarding the Compensation Committee.
The Nominating and Corporate Governance Committee is composed of Julia L. Johnson, who serves as Chairman, Ernst N. Csiszar, Carlos M. de Cespedes, and Jose S. Sorzano, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board of Directors, recommending to the Board of Directors candidates for election to the Board of Directors and evaluating the effectiveness and performance of the Board of Directors. The Nominating and Corporate Governance Committee also develops, implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board of Directors. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2005, the Nominating and Corporate Governance Committee met on three occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board of Directors, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the New York Stock Exchange’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec, taking into account the needs of MasTec and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates; and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director. In 2005, the Nominating and Corporate Governance Committee retained a third-party search firm to assist it in identifying and evaluating director candidates.
The Nominating and Corporate Governance Committee will consider candidates recommended by the shareholders pursuant to written applications submitted to us at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134; Attention: Corporate Secretary, not less than 120 calendar days prior to the first anniversary of the date that our proxy statement is released to shareholders in connection with the preceding year’s annual meeting of shareholders, except that if no annual meeting of shareholders was held in the preceding year or if the date of the annual meeting of shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the preceding year’s proxy statement, the notice must be received by our Corporate Secretary not less than 150 calendar days prior to the date of the contemplated annual meeting or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated annual meeting, whichever first occurs. Shareholder proposals for nominees should include biographical and other related information regarding the proposed nominee sufficient to comply with applicable disclosure rules and a statement from the shareholder as to the qualifications and willingness of the candidate to serve on our Board of Directors. No recommended nominees were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s annual meeting.
The Independent Committee is composed of Frank E. Jaumot and Robert J. Dwyer each of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. This committee was established by the Board of Directors in 2004 and the Executive Committee appointed Mr. Jaumot and Mr. Dwyer to the committee in 2005. The committee was established to investigate allegations made in a derivative action brought against MasTec; several of its former and current directors including, directors Jorge Mas, Jose R. Mas, Julia L. Johnson, Jose S. Sorzano, John Van Heuvelen and Arthur B. Laffer; and several of its former and current executive officers, including, Austin J. Shanfelter, MasTec’s President and Chief Executive Officer and Donald Weinstein, MasTec’s former Chief Financial Officer. The derivative action claims that the Board of Directors is obligated to bring an action against corporate officers based on allegations contained in a related shareholder action. The committee is charged with the responsibility of determining whether it is in MasTec’s best interests to pursue an action or actions based on the allegations. During 2005, the Independent Committee met on one occasion.
In addition to the copy of our Audit Committee charter contained in Appendix A to this proxy statement, the full text of our current Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, as well as, our Corporate Governance Guidelines are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests it at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.
Independent Directors
The Board of Directors, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to the New York Stock Exchange and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec or (ii) any other relationships that, in the Board’s judgment, would interfere with the director’s independence. Our independent directors are Ernst N. Csiszar, Carlos M. de Cespedes, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Jose S. Sorzano, and John Van Heuvelen. In 2005, the independent directors met on three occasions in executive sessions without management. The independent directors have selected John Van Heuvelen as the presiding director to preside over all executive sessions of the independent directors.
Other Corporate Governance Matters
Interested parties who want to communicate with the presiding or with the independent directors as a group, or a shareholder who wants to communicate with the Board, individual Board members or a board committee should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The Corporate Secretary will forward all such communications directly to such Board members.
MasTec does not have a policy requiring our directors to attend the Annual Meeting. Five of our then-current directors attended our 2005 Annual Meeting of Shareholders.
MasTec has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees which include additional criteria that are applicable to our Chief Executive Officer and senior financial officers. The full text of the Code of Business Conduct and Ethics is available on MasTec’s website at www.mastec.com. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics, on our website, within four business days of such amendment or waiver.
Compensation of Directors
Each of the independent directors is paid an annual retainer of $30,000. In addition, the Audit Committee Chairperson is paid $15,000 per year and each other audit committee member is paid $10,000 per year for service. The Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson are paid $5,000 per year and each of the other members of these committees is paid $4,000 per year for service. All other committee members and chairpersons who are independent directors receive $1,000 per year. In addition, directors are reimbursed for their reasonable expenses incurred in order to attend Board and committee meetings. All cash compensation is paid on a quarterly basis.
Option and restricted stock awards granted to our independent directors are governed by our Amended and Restated 2003 Stock Incentive Plan for Non-Employees. Each independent director receives a formula grant of options to purchase 20,000 shares of our common stock and a formula grant of restricted stock with a value equal to $50,000 upon initial appointment or election and upon each re-election to the Board and options to purchase 7,500 shares of our common stock following each Annual Meeting of Shareholders for continued service during the elected term. All formula options expire ten years from the date of grant and vest annually over three years commencing on the first anniversary of the grant date. The formula restricted stock grants vest 33% immediately, 33% on the first anniversary of the grant date and 34% on the second anniversary of the grant date and upon issuance, the recipient has immediate rights of ownership in all of the shares of restricted stock, including the right to vote the shares and the right to receive dividends. All formula options are granted at an exercise price equal to, and formula restricted stock grants are based on, the fair market value of MasTec’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant. In addition to the formula grants, the Compensation Committee, which administers the Amended and Restated 2003 Stock Incentive Plan for Non-Employees, may also make discretionary grants of stock options and restricted stock awards to non-employee directors (as discussed below, discretionary grants with different vesting schedules from the formula grants were granted to certain directors in February 2005).
Pursuant to the Amended and Restated 2003 Stock Incentive Plan for Non-Employees, Messrs. de Cespedes, Dwyer, Jaumot, Sorzano, and Van Heuvelen each received a formula grant of options to purchase 7,500 shares of our common stock in June 2005 for continued service on our Board, Ms. Johnson received a formula grant of options to purchase 20,000 shares of our common stock in June 2005 for her re-election to our Board and Mr. Csiszar received a formula grant of 4,841 shares of our restricted stock and options to purchase 20,000 shares of our common stock for his initial appointment to our Board in 2005. Due to an administrative oversight, Ms. Johnson did not receive the restricted stock grant she was entitled to receive upon re-election to the Board in 2005. Accordingly, in April 2006, our Compensation Committee awarded Ms. Johnson a make-up grant of 6,151 shares of restricted stock (the equivalent of a $50,000 restricted stock grant on the date of the 2005 annual meeting), 33% of which vested immediately, 33% of which will vest on May 26, 2006 and 34% of which will vest on May 26, 2007.
In addition, in February 2005, our Compensation Committee approved a one time discretionary grant of restricted stock with a value of $50,000 to each independent director in order to compensate the independent directors for the increased time demands and responsibilities of Board membership. Pursuant to the terms of the discretionary grant, Ms. Johnson and Messrs. Sorzano and Van Heuvelen each received 9,941 shares of restricted stock with an effective date of July 2004 and Messrs. de Cespedes, Dwyer and Jaumot received 9,901, 8474, and 9,728 shares of restricted stock, respectively, each with an effective date based on the dates such director was initially appointed to the Board (September 2004 in the case of Messrs. de Cespedes and Jaumot and October 2004 in the case of Mr. Dwyer). The discretionary restricted stock grants vest in their entirety on the third anniversary of their respective effective date.
Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan.) Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director.

SECURITY OWNERSHIP
Principal Shareholders
The following table provides information concerning the beneficial ownership of our common stock, as of April 5, 2006, by:
•	each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock,

•	each of our current directors and nominees for director;

•	each of our named executive officers and

•	all of our directors and named executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of April 5, 2006 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the Commission by the shareholders.

	Common Stock Beneficially Owned
			Percentage of
	Number of		Common Stock
Name	Shares		Outstanding
Jorge Mas	19,919,096	(1)	30.28%
Chairman of the Board
Jose R. Mas	2,527,389	(2)	3.89%
Vice Chairman of the Board and
Executive Vice President
Ernst N. Csiszar	4,841	(3)	*
Director
Carlos M. de Cespedes	18,976	(3)	*
Director
Robert J. Dwyer	17,549	(3)	*
Director
Frank E. Jaumot	18,803	(3)	*
Director
Julia L. Johnson	108,345	(3)	*
Director		(4)
Jose S. Sorzano	183,519	(3)	*
Director		(4)
John Van Heuvelen	109,891	(3)	*
Director		(4)
Austin J. Shanfelter	1,197,278	(4)	1.82%
Director, President and Chief
Executive Officer

	Common Stock Beneficially Owned
			Percentage of
	Number of		Common Stock
Name	Shares		Outstanding
C. Robert Campbell	58,500	(3)	*
Executive Vice President and		(4)
Chief Financial Officer
Michael G. Nearing	62,200	(3)	*
Former Executive Vice		(4)
President and General Counsel
Gregory Floerke	115,000		*
Former Chief Operations Officer
FMR Corp.	2,812,990	(5)	5.721%
All current executive officers and directors as a group (13 persons)	24,341,387		35.84%

*	Less than 1%

(1)	Includes 9,621,016 shares owned directly by the Jorge L. Mas Canosa Holdings I Limited Partnership, a Texas limited partnership (the “Family Partnership”), and indirectly by Jorge Mas, as the president and sole director of Jorge L. Mas Canosa Holdings Corporation, a Texas corporation, the sole general partner of the Family Partnership; and 8,800,410 shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly-owned by Mr. Jorge Mas. Also includes 282,670 shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; and 1,215,000 shares covered by options exercisable within 60 days of April 5, 2006. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation. In 2003, Mr. Mas entered into a 10b5-1 plan with a third-party trustee providing for the sale of shares of our common stock. On an annual basis, Mr. Mas may authorize the trustee, in its sole discretion but subject to certain price restrictions and monthly volume limitations, to sell up to a maximum number of shares. For 2005, the trustee was authorized to sell up to 360,000 shares with a per month limit of 36,000 shares. The 2005 authorization represented less than 2% of the shares beneficially owned by Jorge Mas. In 2005, the trustee had sold a total of 360,000 shares.

(2)	Includes 1,114,251 shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes 105,500 shares owned of record by Jorge Mas Canosa Freedom Foundation, Inc., a Florida non-for-profit corporation (“Freedom Foundation”) of which Mr. Jose R. Mas is secretary; 470,429 shares covered by options exercisable within 60 days of April 5, 2006; and 837,209 shares owned of record individually. Mr. Jose R. Mas disclaims beneficial ownership of the shares held by the Freedom Foundation.

(3)	Includes shares of unvested restricted stock but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Ernst N. Csiszar, 4,841 shares; Carlos M. de Cespedes, 9,901 shares; Robert J. Dwyer, 8,474 shares; Frank E. Jaumot, 9,728 shares; Julia L. Johnson, 14,063 shares; Jose S. Sorzano, 9,941 shares; John Van Heuvelen, 9,941 shares; C. Robert Cambell, 8,500 shares and Michael Nearing, 4,200 shares.

(4)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 5, 2006 as follows: Carlos M. de Cespedes, 9,075 shares; Robert J. Dwyer, 9,075 shares; Frank E. Jaumot, 9,075 shares; Julia L. Johnson, 91,575 shares; Jose S. Sorzano, 171,325 shares; John Van Heuvelen, 99,950 shares; Austin J. Shanfelter 1,054,929 shares; C. Robert Campbell, 50,000; Michael G. Nearing, 58,000 shares and Gregory Floerke, 115,000 shares.

(5)	Based on a Schedule 13G filed with the SEC, dated February 14, 2006, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, FMR possesses sole voting power with respect to 75,300 shares. As reported in the Schedule 13G, FMR possesses sole dispositive power with respect to 2,812,990. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock, as well as certain affiliates of such persons, file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the New York Stock Exchange reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received, MasTec believes that during the year ended December 31, 2005, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements, except that: one Form 4 for C. Robert Campbell due on November 3, 2005 was filed on November 7, 2005; and three Form 4’s for Jorge Mas reporting a series of sales pursuant to a 10(b)5-1 plan; a Form 4 due on September 6, 2005 was filed on September 7, 2005, a second Form 4 due on August 12, 2005 was filed on August 31, 2005, and the third Form 4 due on August 25, 2005 was filed on August 29, 2005.
EXECUTIVE COMPENSATION
Executive Officers
Our executive officers are as follows:

Name	Age	Position
Austin J. Shanfelter	48	President, Chief Executive Officer and Director
Jose R. Mas	34	Executive Vice President and Vice Chairman of the Board
C. Robert Campbell	61	Executive Vice President and Chief Financial Officer
Alberto de Cardenas	37	Executive Vice President, General Counsel and Secretary
Austin J. Shanfelter and Jose R. Mas also serve as our directors. Biographical information for them can be found in the section entitled “Proposal No. 1 — Election of Directors” beginning on page 5.
C. Robert Campbell has been our Executive Vice President and Chief Financial Officer since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2002, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995, Mr. Campbell held various senior management positions with Ryder Systems, Inc., including 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant, has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University.
Alberto de Cardenas has been our Executive Vice President, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January through March 2003 Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

Executive Officer Summary Compensation Table
The following table summarizes all compensation earned by our Chief Executive Officer and the other executive officers of MasTec whose total salary and bonus exceeded $100,000 in 2005 (together, the years ended December 31, 2005, 2004 and 2003. “Named Executive Officers”) for services rendered in all capacities to MasTec and its subsidiaries for the years ended December 31, 2005, 2004 and 2003.

		Annual Compensation								Long Term Compensation
								Securities
Name and Principal						Other Annual		Underlying		All Other
Position	Year	Salary ($)		Bonus ($)		Compensation ($)		Options (9)		Compensation ($)
Austin Shanfelter	2005	639,231	(2)	—		—		150,000	(10)	500,061	(15)
President & Chief	2004	560,769	(2)	101,971	(3)	—		—		500,675	(15)
Executive Officer	2003	542,308	(2)	175,000	(4)	—		150,000		500,000	(15)

C. Robert Campbell (1)	2005	350,000		50,000	(5)	7,200	(8)	40,000	(10)	—
Executive Vice	2004	67,308		75,000	(6)	1,385	(8)	100,000	(11)	—
President & Chief	2003	—		—		—		—		—
Financial Officer

Jose R. Mas	2005	246,156		—		—		150,000	(10)	153,000	(16)
Vice Chairman	2004	242,605		—		—		—		167,369	(16)
Executive Vice	2003	225,000		—		—		150,000		22,783	(16)
President

Gregory Floerke (1)	2005	300,000		50,000	(7)	—		40,000	(12)	—
Former Chief Operations	2004	244,616		—		—		75,000	(13)	—
Officer	2003	38,462		—		—		—		—

Michael Nearing (1)	2005	306,686		—		7,200	(8)	50,000	(14)	—
Former Executive Vice	2004	271,154		—		6,508	(8)	—		—
President and General	2003	—		—		—		—		—
Counsel

(1)	Mr. Campbell became Executive Vice President and Chief Financial Officer in October 2004. Mr. Floerke was our Chief Operations Officer from January 2005 to March 2006; prior to that he was a Senior Vice President. In March 2006 MasTec entered into a separation agreement with Mr. Floerke. Mr. Nearing served as our Executive Vice President and General Counsel until November 2005. Mr. Nearing is currently our General Counsel — Litigation.

(2)	Mr. Shanfelter elected to reduce his salary by approximately 10% in 2003 in light of MasTec’s operating results. In 2004 there was an additional reduction of $39,231, but the 2004 reduction, in the amount of $39,231 was refunded to Mr. Shanfelter in 2005.

(3)	Represents the fourth installment payment of $101,971 of deferred compensation awarded in 2001 for performance in 2000.

(4)	Represents a $75,000 payment of deferred compensation awarded in 2001 for performance in 2000; and a bonus of $100,000 paid to Mr. Shanfelter in 2003 in connection with his amended employment agreement related to 2002 performance.

(5)	Represents a bonus paid to Mr. Campbell in connection with his employment agreement.

(6)	Represents a bonus paid to Mr. Campbell in 2004 in connection with his employment agreement.

(7)	Represents a bonus paid to Mr. Floerke in 2005 in connection with his employment agreement.

(8)	Represents car allowance payments paid to Messrs. Campbell and Nearing.

(9)	The options were granted in the year indicated based on performance in the previous year unless otherwise noted.

(10)	These options were granted in 2005 for 2005 performance.

(11)	Represents options to acquire 100,000 shares of our common stock that were granted to Mr. Campbell in connection with his employment agreement.

(12)	Represents options to acquire 40,000 shares of our common stock that were granted to Mr. Floerke in connection with his employment agreement.

(13)	Represents options to acquire 35,000 and 40,000 shares of our common stock that were granted to Mr. Floerke in connection with his hiring and promotion, respectively.

(14)	Represents options to acquire 50,000 shares of our common stock that were granted to Mr. Nearing in connection with his employment agreement.

(15)	Of this amount, $500,000 represents premiums paid by MasTec for split dollar insurance on the lives of Mr. Shanfelter and his spouse and the remainder represents excess life insurance premiums paid under MasTec’s benefit plans.

(16)	Of the amounts included for 2005, 2004 and 2003, $150,000, $163,019, and $21,156, respectively, represents premiums paid by MasTec for split dollar insurance on the life of Mr. Mas and the remainder represents excess life insurance premiums paid under MasTec’s benefit plans.
Option Grants in Last Fiscal Year
The following table provides information with respect to options to purchase common stock granted to the Named Executive Officers in the year ended December 31, 2005:

	Indivudual Grants				Potential Realizable Value
					at Assumed Annual Rates
	Number of	Percent of			of Stock Price
	Shares	Total Options			Appreciation
	Underlying	Granted to			for Option Term(3)
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year(1)	Price($/Sh)(2)	Date	5%	10%
Austin J. Shanfelter	150,000	11.60%	$9.67	08/05/15	$912,212	$2,311,723
C. Robert Campbell	40,000	3.10%	$10.01	11/01/15	$251,809	$638,134
Jose R. Mas	150,000	11.60%	$9.67	08/05/15	$912,212	$2,311,723
Gregory S. Floerke(4)	40,000	3.10%	$9.73	01/03/15	$244,766	$620,285
Michael G. Nearing(4)	50,000	3.87%	$10.48	11/04/15	$329,541	$835,121

(1)	Based on options to purchase an aggregate of 1,293,000 shares of common stock granted to employees in 2005.

(2)	All options were granted at an exercise price equal to fair market value based on the closing price of our common stock on the New York Stock Exchange on the date of grant.

(3)	Amounts represent hypothetical gains assuming exercise at the end of the option term and assuming rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

(4)	Mr. Floerke was our Chief Operations Officer from January 2005 to March 2006; prior to that he was a Senior Vice President. In March 2006, MasTec entered into a separation agreement with Mr. Floerke. Mr. Nearing served as our Executive Vice President and General Counsel until November 2005. Mr. Nearing is currently our General Counsel — Litigation.
Aggregate Option Exercises and Year-End Option Values
The following table sets forth information with respect to stock options exercised during the year ended December 31, 2005 by the Named Executive Officers and the value at December 31, 2005 of unexercised stock options held by the Named Executive Officers.

Value of
			Number of Shares	Unexercised in
	Shares		Underlying	the Money Options at
	Acquired		Unexercised Options at	December 31, 2005
	on	Value	December 31, 2005	Exercisable/
	Exercise	Realized	Exercisable/ Unexercisable	Unexercisable(1)
Austin J. Shanfelter	—	—	1,054,929/51,000	$1,459,770/139,230
C. Robert Campbell	—	—	50,000/90,000	$99,824/142,576
Jose R. Mas	—	—	470,429/51,000	$390,270/139,230
Gregory S. Floerke(2)	—	—	88,200/26,800	$99,824/142,576
Michael G. Nearing(2)	—	—	58,000/42,000	$90,090/46,410

(1)	Market value of shares underlying in-the-money options at December 30, 2005 based on the product of $10.47 per share, the closing price of MasTec’s common stock on the New York Stock Exchange, less the exercise price of each option, multiplied by the number of in-the-money options as of that date.

(2)	Mr. Floerke was our Chief Operations Officer from January 2005 to March 2006; prior to that he was a Senior Vice President. In March 2006, MasTec entered into a separation agreement with Mr. Floerke. Mr. Nearing served as our Executive Vice President and General Counsel until November 2005. Mr. Nearing is currently our General Counsel — Litigation.
Employment and Other Agreements
In November 2005, MasTec extended its January 2002 employment agreement with Mr. Shanfelter to serve as our President and Chief Executive Officer through March 31, 2007. The agreement provides that Mr. Shanfelter will be paid an annual salary of $600,000, an initial bonus of $100,000 prior to March 31, 2003 and deferred compensation of $2,000,000. The agreement also provides for a bonus to be paid based upon MasTec’s performance and stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment, the agreement provides for a two-year consulting period at $500,000 per year. Additionally, if there is a change of control of MasTec during the employment term and through the consulting period, the executive will be entitled to receive compensation in an amount equal to three times his base salary, the consulting fees, any unpaid portion of the bonus and the deferred compensation amount and immediate vesting of any previously unvested options. The agreement also contains gross-up for any excise taxes, as well as confidentiality, non-competition and non-solicitation provisions.
In November 2005, MasTec entered into an employment agreement with Michael G. Nearing which provides for him to serve as our General Counsel — Litigation. The agreement expires on December 31, 2007 unless earlier terminated, and provides that Mr. Nearing will be paid at the rate of $300,000 per annum until June 30, 2006 and then at the rate of $120,000 per annum for more limited services until the expiration of the term. The agreement also entitles Mr. Nearing to participate in our bonus plan for senior management. If Mr. Nearing is terminated without cause or good reason, he will receive his base salary for the remainder of the term of the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.
On October 12, 2004, MasTec entered into an employment agreement with C. Robert Campbell relating to his employment as Executive Vice President and Chief Financial Officer. The agreement expires on January 17, 2007 unless earlier terminated, and provides that Mr. Campbell will be paid an annual salary of $350,000 and an initial bonus of $75,000 upon execution of the employment agreement. The agreement also provides for annual performance bonuses of up to his base salary with a minimum annual performance bonus of $50,000 for each of 2005 and 2006 and stock options pursuant to MasTec’s stock option plans. Following termination of employment without cause or good reason, Mr. Campbell will receive his base salary from the date of termination for a period of twelve months. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Campbell shall be entitled to severance benefits for a period of six months from the termination date. If there is a change of control of MasTec during the employment term, Mr. Campbell will be entitled to one and a half times the unpaid portion of his salary for the greater of twelve months or the remaining term of the agreement and to immediate vesting of any previously unvested options. The agreement also contains confidentiality, non-competition and non-solicitation provisions.
On January 3, 2005, MasTec entered into an employment agreement with Gregory S. Floerke relating to his employment as Chief Operations Officer. He has been solely focused and responsible for managing intelligent traffic services related projects for MasTec. The agreement expires on January 2, 2007 unless earlier terminated, and provides that Mr. Floerke will be paid an annual salary of $300,000 during the first year of employment and $350,000 during the second year of employment. The agreement also provides for the grant to Mr. Floerke of stock options pursuant to MasTec’s stock option plans. Following termination of employment without cause or good reason he will receive his base salary for 12 months after the date of termination. If the agreement is not renewed by the Company, the executive is entitled to severance benefits for a period of six months from the termination date. The agreement also contains confidentiality, non-competition and non-solicitation provisions. In March 2006, MasTec entered into a separation agreement with Mr. Floerke. Mr. Floerke resigned effective March 31, 2006. In connection therewith, we entered into a separation agreement with Mr. Floerke in which we paid him $95,000 and accelerated the vesting of his unvested options.
On November 16, 2005, MasTec entered into an employment agreement with Alberto de Cardenas relating to his employment as Executive Vice President and General Counsel. The agreement expires on December 31, 2007 unless earlier terminated, and provides that Mr. de Cardenas will be paid an annual salary of $290,000. The agreement also provides for annual performance bonuses of up to 50% of his base salary with a minimum annual bonus of $50,000 to be paid on March 31, 2006 and 2007 and stock options pursuant to MasTec’s stock option plans. Following termination of employment without cause or good reason, he will receive his base salary from the date of termination for a period of twelve months. If we fail to renew the agreement, he is entitled to severance benefits for a period of six months from the termination date. If there is a change of control of MasTec during the employment term, he will be entitled to one and a half times the unpaid portion of his salary for the greater of twelve months or the remaining term of the agreement and to immediate vesting of any previously unvested options. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

See “Certain Relationships and Related Transactions” for a description of split dollar agreements and deferred compensation agreements that MasTec has entered into with Austin J. Shanfelter, Jose R. Mas and Jorge Mas.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies for MasTec’s compensation programs and approving the compensation level of the Chief Executive Officer and the other executive officers of MasTec. The Compensation Committee also reviews with the Chief Executive Officer guidelines for salaries and bonus awards applicable to MasTec’s employees other than its executives. The Compensation Committee is composed of Jose S. Sorzano, who serves as Chairman, Robert J. Dwyer, Carlos M. de Cespedes, and John Van Heuvelen, all of whom the Board of Directors in the exercise of its reasonable business judgment, has determined are independent pursuant to New York Stock Exchange and SEC rules and regulations.
Statement of Philosophy of Executive Compensation
The executive compensation program of MasTec is designed to (i) provide base compensation reasonably comparable to that offered by other leading companies to their executives so as to attract and retain talented personnel, (ii) motivate executives to achieve the strategic goals set by MasTec by linking an executive’s incentive compensation to the performance of MasTec and applicable business units, as well as to individual performance, and (iii) align the interests of MasTec’s executives with the long-term interests of its shareholders through the award of stock options and other stock-related programs. To implement this philosophy, MasTec offers its executives compensation packages that include a mix of salary, incentive bonus awards, and stock options.
In determining the level and form of executive compensation to be paid or awarded, the Committee relies primarily on MasTec’s results of operations and, in the case of senior executives, an assessment of MasTec’s overall performance in light of its strategic objectives. The primary factors considered by the Compensation Committee in establishing 2005 compensation for senior executives were the projected results for 2005 and the provisions of the employment agreements which contain certain commitments related to compensation.
Salary
The base salary of executives is determined initially by analyzing and evaluating the responsibilities of the position and comparing the proposed base salary with that of executives in comparable positions in other companies. Adjustments are determined by objective factors such as MasTec’s performance and the individual’s contribution to that performance and subjective considerations such as additional responsibilities taken on by the executive. The Compensation Committee awarded no increases in the 2005 base salaries of any of the Named Executive Officers, except as required by their employment agreements.
Incentive Awards
In addition to paying a base salary, MasTec awards incentive bonuses as a component of overall compensation. MasTec has established incentive compensation plans for its executives at both the corporate and operational levels that award incentive bonuses based primarily on MasTec’s or an individual unit’s performance as measured by earnings before interest and taxes. Because of the time it takes to gather and evaluate the necessary financial data to gauge performance over the prior year, bonuses for performance are not paid until the beginning of the following year. A portion of the bonus may be awarded in stock or stock options. MasTec or the individual unit must meet certain minimum thresholds before any bonus is earned. The Compensation Committee awarded a $50,000 cash bonus for 2005 to each of Messrs. Campbell and Floerke as required by the terms of their respective employment agreement.

Long-Term Incentives
Stock options are granted as long-term incentive compensation to encourage and enhance positive performance and to align the interest of our executives with our shareholders. Options are granted at a price equal to the fair market value of our common stock on the New York Stock Exchange on the date of grant, and will have value only if MasTec’s stock price increases. Grants to executives are based on their scope of responsibility, performance, size of prior grants and strategic practices. During 2005, of the Named Executive Officers, Messrs. Shanfelter, Campbell, and Mas each received stock option grants for performance in 2005. Messrs. Floerke and Nearing received option grants to purchase shares in accordance with their employment agreements.
Awards generally are not exercisable immediately upon grant, but instead vest over a specified period. Accordingly, an employee must generally remain employed by us for a specified period to enjoy the full economic benefit of an award.
Chief Executive Officer Compensation
The Compensation Committee based the Chief Executive Officer’s 2005 salary on the terms provided for in Austin J. Shanfelter’s employment agreement. The agreement provides that Mr. Shanfelter will be paid an annual salary of $600,000. In 2005, the Compensation Committee awarded Mr. Shanfelter a discretionary grant of options to purchase 150,000 MasTec common shares for performance. The discretionary stock option award vests ratably over a three-year period. Although the agreement also allows for cash performance bonuses, the Compensation Committee determined that no cash performance bonus would be awarded to Mr. Shanfelter for 2005 performance. In 2005, Mr. Shanfelter received the fourth installment payment of $101,971 of deferred compensation awarded in 2001 for performance in 2000, when Mr. Shanfelter served as President of one of MasTec’s service offerings, and before he became an executive officer of MasTec.
Jose S. Sorzano, Chairman
Robert J. Dwyer
Carlos M. de Cespedes
John Van Heuvelen
Compensation Committee Interlocks and Insider Participation
Jorge Mas and Jose R. Mas, Chairman of the Board and Vice Chairman of the Board and Executive Vice President of MasTec, respectively, were members of the Board of Directors of Neff Corp., through June 2005 when Neff Corp. was sold. Juan Carlos Mas, the brother of Jorge and Jose R. Mas, is the CEO and a director of Neff Corp. Messrs. Jorge, Jose R. and Juan Carlos Mas, and their respective families, owned a controlling interest in both MasTec and Neff Corp. When Neff Corp. was sold in 2005, Jorge and Jose R. Mas each sold all their shares of Neff Corp. MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a nonexclusive basis, including Neff. See “Certain Relationships and Related Transactions” below for more information.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a non-exclusive basis, including Neff Corp., in which Jorge Mas and Jose R. Mas were directors and owners of a controlling interest through June 2005 when Neff Corp. was sold. Juan Carlos Mas, the brother of Jorge and Jose Mas, is Chief Executive Officer and a director of Neff Corp. During 2005, MasTec paid Neff approximately $320,000 for equipment purchases, rentals and leases. MasTec believes the amount paid to Neff is equivalent to the payments that would have been made between unrelated parties for similar transactions acting at arm’s length.
Effective as of August 27, 2002, MasTec and Jorge Mas entered into a split dollar agreement, as subsequently amended, wherein MasTec agreed to pay the premiums due on two life insurance policies with an aggregate face amount of $50,000,000. Mr. Mas and his spouse are the insureds under the policies. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policies and is entitled to recover the greater of (i) all premiums it pays on the policies plus interest equal to four percent, compounded annually, or (ii) the cash surrender value of the life insurance policy upon the death of the insureds. The remainder of the policies’ proceeds will be paid in accordance with Mr. Mas’ designations. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy or dissolution of MasTec, or (ii) a change of control of MasTec.
Additionally, effective as of September 13, 2002, MasTec and Jorge Mas entered into a second split dollar agreement, as subsequently amended, wherein MasTec agreed to pay the premiums due on a life insurance policy with a face amount of $80,000,000, $60,000,000 of which is subject to the agreement and the remaining $20,000,000 is deemed to be key-man insurance payable to MasTec and falls outside of the agreement. Jorge Mas is the insured under this policy. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policy and is entitled to recover the greater of (i) all premiums it pays on the portion of the policy subject to the agreement, plus interest equal to four percent, compounded annually, or (ii) the cash surrender value of the life insurance policy upon the death of the insured. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy or dissolution of MasTec, or (ii) a change of control of MasTec. An amount equal to $60,000,000 of the policy’s proceeds will be paid in accordance with Jorge Mas’ designations. Any remainder of the proceeds will be paid to MasTec. In 2005, MasTec paid $582,119 in premiums in connection with the split dollar agreements for Jorge Mas.
On November 1, 2002, MasTec and Jorge Mas entered into a deferred bonus agreement in which MasTec agreed to pay Mr. Mas a bonus in the event the split dollar agreements Mr. Mas had entered into with the MasTec were terminated due to a change of control. The amount of the bonus is equal to the total premium payments made by MasTec under the terms of the split dollar agreements, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement. The deferred bonus agreement was subsequently amended to comply with Section 409A of the Internal Revenue Code.
On November 1, 2002, MasTec and Austin Shanfelter entered into a split dollar agreement, as subsequently amended, wherein MasTec agreed to pay the premiums due on a life insurance policy with an aggregate face amount of $18,000,000. Mr. Shanfelter and his spouse are the insureds under the policy. Under the terms of this agreement, MasTec is an owner and beneficiary of the policy and is entitled, upon the death of the insureds, to recover all premiums it pays on the policy plus interest equal to four percent, compounded annually. The remainder of the policy’s proceeds will be paid in accordance with Mr. Shanfelter’s designations. MasTec will make the premium payments for the term of the agreement or until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy or dissolution of MasTec, or (ii) the six year anniversary of the agreement. In 2005, MasTec paid approximately $500,000 in premiums in connection with the split dollar agreement for Mr. Shanfelter and his family.
On November 1, 2002, MasTec and Austin Shanfelter entered into a deferred bonus agreement in which MasTec agreed to pay Mr. Shanfelter a bonus in the event the split dollar agreement described above is terminated for any reason, other than his death. The amount of the bonus is equal to the total premium payments made by MasTec under the terms of the split dollar agreement, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split-dollar agreement. The deferred bonus agreement was subsequently amended to comply with Section 409A of the Internal Revenue Code.
Effective as of July 16, 2004, MasTec and Jose Mas entered into a split dollar agreement wherein MasTec agreed to pay premiums on a life insurance policy with an aggregate face amount of $10.0 million. Under the terms of the agreement, MasTec is the sole owner and beneficiary of the policy and is entitled to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually or (ii) the cash surrender value of the life insurance policy immediately prior to the death of the survivor of the insured. The remainder of the policy’s proceeds will be paid in accordance with Mr. Mas’ designations. MasTec has agreed to make the premium payments until at least July 15, 2009. In 2005, MasTec paid $150,000 in premiums in connection with the split dollar agreement for Mr. Jose Mas.

On April 3, 2006, MasTec and Jose R. Mas entered into a deferred bonus agreement in which MasTec agreed to pay Mr. Mas a bonus in the event the split dollar agreement Mr. Mas had entered into with the MasTec were terminated due to a change of control. The amount of the bonus is equal to the total premium payments made by MasTec under the terms of the split dollar agreements, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement.
STOCK PERFORMANCE GRAPH
The following graph compares the cumulative total shareholder return on MasTec’s common stock from December 31, 2000 through December 31, 2005 with the cumulative total return of the Standard & Poor’s 500 Stock Index and a company-constructed index of six peer companies consisting of Black Box Corp., Dycom Industries, Inc., International Fibercom, Inc., Quanta Services, Inc., Wireless Facilities Inc and LCC International. The graph assumes that the value of the investment in the common stock was $100 on December 31, 2000, with the number of shares purchased for the $100 investment determined based on the fair market value on that date and that all dividends were reinvested. This data is not necessarily indicative of future results.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
MASTEC, INC.	100.00	34.75	14.75	74.05	50.55	52.35
S & P500	100.00	88.12	68.64	88.33	97.94	102.75
PEER GROUP	100.00	48.51	30.89	51.68	51.27	49.08

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION
Audit Committee Report
The Audit Committee of MasTec is composed of three directors, whom the Board of Directors, in the exercise of its reasonable business judgment, has determined meet the independence and experience requirements of the New York Stock Exchange and SEC rules and regulations. In 2005, the Audit Committee met eighteen times. The Audit Committee has adopted, and annually reviews, a charter, which provides the duties and obligations of the Audit Committee. In March 2006, the Board of Directors approved an amended charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A.
The agenda of the Audit Committee is established by the Chairman of the Audit Committee. During 2005, at each of it’s meetings, the Audit Committee met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues.
The Audit Committee also discussed with the independent auditors the matters required to be reviewed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), and reviewed the written disclosures and related correspondence from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also considered with the independent auditors whether the provision of nonaudit services by independent auditors to MasTec is compatible with the auditors’ independence.
The Audit Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K with our management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles.
In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.
In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors and the Board of Directors has approved, the audited financial statements included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2005.
John Van Heuvelen, Chairman
Ernst N. Csiszar
Frank E. Jaumot
Changes in Accountants
On September 2, 2004, we filed a Current Report on Form 8-K, as amended on September 24, 2004, reporting that on August 30, 2004, Ernst & Young LLP our independent registered public accountants at the time would resign as our auditors following the completion of services related to the audit of MasTec North America, Inc. The Form 8-K reported that there were no disagreements between us and Ernst and Young involving any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. On September 24, 2004 our Audit Committee engaged BDO Seidman, LLP to serve as our independent registered public accountants for the 2004 fiscal year.
Independent Public Accountants
Our Audit Committee engaged BDO Seidman, LLP to serve as our independent registered public accountants for the 2005 fiscal year. A representative from BDO Seidman, LLP is expected to attend the 2006 Annual Meeting of Shareholders and will have the opportunity to make a statement and answer questions.
Audit Fees
Fees for services rendered by our independent auditors, BDO Seidman, LLP, for professional services rendered for the 2004 and 2005 audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q in 2004 and 2005, out of pocket expenses, 2005 procedures performed for a registration statement filing and other audit procedures related to SEC comment letters totaled approximately $2.7 million and $2.2million for 2004 and 2005, respectively.
Audit Related Fees
Fees for audit related services, which are services that are reasonably related to the performance of the audit or review of quarterly financial statements, performed by BDO Seidman, LLP were $36,300 and $36,000 in 2004 and 2005, respectively.
Tax Fees
Fees billed for tax services, including compliance, tax advice and tax planning, performed by BDO Seidman, LLP in 2004 and 2005 were $0 and $4,000, respectively.
All Other Fees
There were no fees billed for other services in 2004 and 2005 by BDO Seidman, LLP.
Pre-approval Policies
The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.
The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.
The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2005 and 2004, audit related services, tax services, and all other services to be provided by BDO Seidman, LLP were pre-approved by the Audit Committee.
Shareholders’ Proposals for 2007 Annual Meeting
Under our bylaws, MasTec must receive any proposal from an eligible shareholder intended to be presented at the 2007 Annual Meeting of Shareholders, including any nomination proposal, on or before January 18, 2007 for the proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after January 18, 2007 of an intent to present a proposal at MasTec’s 2007 Annual Meeting of Shareholders, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.
Other Matters that May Come Before the Annual Meeting
The Board of Directors does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.
MasTec’s Annual Report on Form 10-K for the year ended December 31, 2005 is being mailed or transmitted with this Proxy Statement to shareholders of record as of April 5, 2006. The Form 10-K does not form any part of the material for the solicitation of proxies.

/s/ Alberto de Cardenas
Alberto de Cardenas, Secretary
Coral Gables, Florida April 14, 2006

APPENDIX A
MasTec, Inc.
Audit Committee of the Board of Directors
AMENDED AND RESTATED CHARTER
(March 2006)
1. PURPOSE
The Audit Committee (the “Committee”) of the Board of Directors of MasTec, Inc. (the “Company”) shall assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities with respect to: (i) the integrity of the financial reports and other financial information provided by the Company to the public or any governmental body; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s systems of internal controls regarding finance, accounting and legal compliance; (iv) the qualifications and independence of the Company’s independent auditors; (v) the performance of the Company’s internal audit function and independent auditors; (vi) the Company’s auditing, accounting, and financial reporting processes generally; and (vii) the performance of such other functions as the Board may assign from time to time. To this end, the Committee will maintain free and open communication with the Board, the independent auditors, the Company’s internal auditor and any other person responsible for the financial management of the Company. The Committee will also prepare an audit committee report as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement. Consistent with its functions, the Committee will encourage continuous improvement of, and will foster adherence to, the Company’s policies, procedures and practices at all levels.
The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section 5 of this Charter.
As an oversight body, the Committee does not have responsibility for day-to-day operations and financial reporting. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles; rather, this is the responsibility of management and the independent auditors.
2. COMPOSITION AND ORGANIZATION
The Committee will consist of three or more directors, each of whom must be independent as determined in accordance with the standards set forth in the Company’s Board of Directors’ Governance Principles. Members of the Committee shall be appointed by the Board and, unless otherwise directed by the Board, shall serve one-year terms. Members may be removed by the Board at any time with or without cause. Upon the removal or resignation of a member, the Board may appoint a successor to serve the remainder of the unexpired term. The Board will appoint one member of the Committee as chairperson. If the Board fails to appoint a chairperson, the Committee will appoint one member of the Committee as chairperson. The Company shall have the power to create subcommittees with such powers as the Committee shall from time to time confer.

3. QUALIFICATIONS
Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Nominating and Governance Committee and the Board determine that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement. Accordingly:
¨ each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee; and
¨ at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment, in order to meet the requirements as a “Financial Expert” as defined by the U.S. Securities and Exchange Commission.
4. MEETINGS
The Committee will meet at least four times annually and more frequently as circumstances dictate. The Committee chairperson will establish the agenda for each Committee meeting. As part of its job to foster open communication, the Committee will meet at least quarterly with management, the internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee will meet with the independent auditors and management quarterly to review the Company’s financials, consistent with Section 5 below.
5. RESPONSIBILITIES AND DUTIES
To fulfill its responsibilities and duties the Committee will:
1. Document / Report Review
(a) Review this Charter at least annually, update this Charter as necessary and ensure that this Charter is posted on the Company’s website.
(b) Review any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.
(c) Review the regular internal reports to management prepared by the internal auditing department and management’s response.
(d) Review with financial management and the independent auditors each Form 10-Q and Form 10-K prior to its filing.
(e) Obtain and review, at least annually, a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the listed company.

(f) Review a formal written statement submitted by the independent auditors to the Company at least annually which delineates all relationships between the independent auditors and their related entities and the Company, consistent with Independence Standards Board Standard No. 1.
(g) Review a report of the independent auditors prior to the filing of the Form 10-K or the release of any audited financial statements of the Company with respect to:
(i) all critical accounting policies and practices used;
(ii) all alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and
(iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.
(h) Review with management, including both the Chief Executive Officer and Chief Financial Officer: (i) on a quarterly basis, the report of the Disclosure Controls Committee and the internal control system, and (ii) on an annual basis, the internal control report to be filed with the Company’s annual report on Form 10-K.
(i) Prepare (or cause to be prepared) the report of the Committee to be included in the Company’s annual proxy statement.
2. Independent Auditors and Other Advisors
(a) Have sole authority, without Board action, to select, retain and hire the independent auditors, considering independence and effectiveness. On an annual basis, the Committee should review and discuss with the independent auditors all relationships the independent auditors and their related entities have with the Company to determine the independent auditors’ objectivity and independence, consistent with Independence Standards Board Standard No. 1.
(b) Have sole authority, without Board action, to approve the independent auditors’ fees.
(c) Have sole authority, without Board action, to approve all audit and non-audit services provided by the independent auditors, prior to the Company’s receipt of such services. All approved non-audit services shall be disclosed in the Company’s proxy statement.
(d) Review and evaluate the qualifications, performance and independence of the independent auditors; when circumstances warrant, discharge the independent auditors. The independent auditors will be accountable to the Board and the Committee, as representatives of the shareholders of the Company.
(e) Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.
(f) Have sole authority, without Board action, to set clear hiring policies for employees or former employees of the independent auditors, including the requirement that no person be hired as Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer or any other financial reporting oversight role if such person was employed by the independent auditors and participated in any capacity in the audit of the Company during the one year period preceding the date of initiation of such audit.

(g) Have sole authority, without Board action, to hire and determine the fees and other retention terms for legal, accounting and other advisors to the Committee as it sees fit.
3. Financial Reporting Processes
(a) Meet to review and discuss the annual audited financial statements and quarterly financial statements with management, the internal auditor and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
(b) Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.
(c) In consultation with the independent auditors and the internal auditor, review the integrity of the Company’s internal and external financial reporting processes.
(d) Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.
(e) Consider and approve, if appropriate, major changes to the Company’s accounting principles and practices as suggested by the independent auditors, management or the internal auditing department.
4. Process Improvement
(a) Establish regular and separate systems of reporting to the Committee by each of management, the independent auditors and the internal auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.
(b) Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditing department any problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and management’s response to the problems or difficulties.
(c) Review any significant disagreement between management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.
(d) Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.
(e) Report to the Board on a regular basis and forward copies of the minutes of all meetings to the Board.
(f) Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters; and (ii) the confidential anonymous submission by employees of concerns regarding accounting or auditing matters.
(g) Annually review and evaluate the performance of the Committee.

5. Legal Compliance
(a) Review activities, organizational structure, and qualifications of the internal audit department.
(b) Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements and compliance programs and policies.
(c) Review and discuss the Company’s risk assessment and risk management policies.
(d) Review and approve all related party transactions.
(e) Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.
6. Internal Audit Department
(a) Have sole authority, without Board action, to select and hire the director of internal audit and internal auditors, considering independence and effectiveness. On an annual basis, the Committee should review and discuss with the internal audit department its objectivity and independence.
(b) Have sole authority, without Board action, to approve the internal audit department’s fees and expenses.
(c) Have sole authority, without Board action, to approve the internal audit plan.
(d) Periodically consult with the internal audit department out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.
(e) Have sole authority over the internal audit department.

800 S. Douglas ROAD, 12th FLOOR
CORAL GABLES, FL 33134
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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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VOTE BY MAIL —
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to MasTec, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK MASTEC KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY
MasTec, Inc.
(1) Election of four (4) Directors as described in the Proxy Statement of the Board of Directors. The Board of Directors recommends a vote FOR ALL nominees listed below.

For All	Withhold All	For All Except
☐	☐	☐
The nominee for Class I Director is:
01) Ernst N. Csiszar
To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below:

_____________________________________________________
The nominees for Class II Directors are: 02) Carlos M. de Cespedes, 03) Austin J. Shanfelter, 04) John Van Heuvelen
(2) In the Proxies’ discretion, upon any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.
Receipt of the Notice and Proxy Statement for the 2006 Annual Meeting of Shareholders and MasTec’s Annual Report on Form 10-K for the year ended December 31, 2005 is acknowledged.
(Please sign exactly as your name or names appear on this proxy. When signing as executor, guardian, trustee, joint owners, agent, authorized representative or a corporate owner, or other representative, please give your full title as such.)

______________________________           __________________________
Signature [PLEASE SIGN WITHIN BOX] Date            Signature (Joint Owners) Date

PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.
The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2006 Annual Meeting of Shareholders to be held at the Douglas Entrance Annex Building, 3rd Floor Archroom, 800 S. Douglas Road, Coral Gables, Florida 33134, at 9:30 a.m. on Thursday, May 18, 2006, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.
If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec common stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.
ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.
(Continued and to be signed on reverse)